Exhibit 99.1

Chembio Diagnostics Attains CE Marking for DPP COVID-19 System for IgG and IgM Antibodies

HAUPPAUGE, NY, May 4, 2020 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostic company focused on infectious diseases, today announced it has attained the CE Marking for its DPP COVID-19 System. The CE Marking represents the ability to commercialize the system within the member states of the European Union and the Caribbean region, except for Puerto Rico.

“The CE Marking is another significant accomplishment for Chembio and expands the market opportunity for our DPP COVID-19 rapid serological test meaningfully,” stated Rick Eberly, Chembio’s Chief Executive Officer. “We are pleased to begin commercializing and continuing to support the decentralization that is needed to address the ongoing demand for testing. We believe our platform will add tremendous value in determining the IgM and IgG values in a variety of settings.”

The DPP COVID-19 System is a serological test and analyzer that provides numerical readings for both IgM and IgG antibody levels within 15 minutes from a simple finger stick drop of blood. Both Chembio’s Micro Reader 1 and Micro Reader 2 analyzers are compatible with the test. The system is approved for use in the U.S. through the Emergency Use Authorization and in Brazil under ANVISA approval.

About Chembio Diagnostics
Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases including COVID-19, sexually transmitted disease and fever and tropical disease. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Forward-Looking Statements
The second paragraph of this press release contain statements concerning the intent, belief and current expectations of Chembio and its management that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views based on certain assumptions, and they involve risks and uncertainties. Actual results, events, or performance may differ materially from the forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to: the success of Chembio's research, development and commercialization efforts for its DPP COVID-19 System; Chembio's ability to maintain existing, and timely obtain additional, regulatory approvals with respect to the DPP COVID-19 System; the potential development of competing diagnostic tests for the DPP COVID-19 System; the unpredictability associated with the COVID-19 pandemic; Chembio's retention of key personnel; changes in U.S. trade policy; and other risks described in public reports filed by Chembio with the Securities and Exchange Commission, including under the caption "Risk Factors" in Chembio's Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 and subsequent filings. Chembio undertakes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

DPP is Chembio’s registered trademark. For convenience, this trademark appears in this release without ® symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademark.

Contact:
Philip Taylor
Gilmartin Group
(415) 937-5406
investor@chembio.com